EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aqua Metals, Inc., of our report dated March 31, 2026, with respect to the consolidated financial statements of Aqua Metals, Inc., included in the Annual Report on Form 10-K of Aqua Metals, Inc. for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

New York, New York

August 21, 2026